Exhibit 99.1

Cartesian Therapeutics Announces Carsten Brunn, Ph.D., Named as Chairman of the Company’s Board of Directors

FREDERICK, Md., October 30, 2025 (GLOBE NEWSWIRE) -- Cartesian Therapeutics, Inc. (NASDAQ: RNAC) (the “Company”), a clinical-stage biotechnology company pioneering cell therapy for autoimmune diseases, today announced that Carsten Brunn, Ph.D., was named as Chairman of the Board of Directors, effective October 29, 2025. Dr. Brunn, who currently serves as the Company’s President and Chief Executive Officer and as a member of the Board, will succeed Carrie S. Cox, who is stepping down to focus on other responsibilities, including her recent appointment as Executive Chair of another publicly-traded company. In connection with Dr. Brunn’s assumption of the role of Chairman of the Board, Patrick Zenner, M.B.A., was named as Lead Independent Director of the Board.

“Carrie’s contributions as Chairman of the Board have been instrumental in advancing Descartes-08 to where it is today,” said Dr. Brunn. “We are grateful for her knowledge and guidance over the years, and we wish her the very best as she focuses on her other commitments.”

“I firmly believe that Cartesian is on the precipice of expanding the reach of potentially transformative cell therapies to autoimmune diseases, and it has been an honor to be a part of their exciting journey thus far,” said Ms. Cox. “With a deeply experienced team possessing a broad range of expertise across the entirety of the drug development continuum, I am confident that Cartesian is well positioned for continued success as they advance closer toward their first planned regulatory submission for Descartes-08 and ultimately, subject to approval, a successful commercial launch.”

About Cartesian Therapeutics

Cartesian Therapeutics is a clinical-stage company pioneering cell therapy for the treatment of autoimmune diseases. The Company’s lead asset, Descartes-08, is a CAR-T in Phase 3 clinical development for patients with generalized myasthenia gravis and Phase 2 development for systemic lupus erythematosus, with a Phase 2 basket trial planned in additional autoimmune indications. The Company’s clinical-stage pipeline also includes Descartes-15, a next-generation, autologous anti-BCMA CAR-T currently being evaluated in a Phase 1 trial in patients with multiple myeloma. For more information, please visit www.cartesiantherapeutics.com or follow the Company on LinkedIn or X, formerly known as Twitter.

Forward Looking Statements

Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements regarding the potential of Descartes-08, Descartes-15, or any of the Company’s other product candidates to treat myasthenia gravis, juvenile myasthenia gravis, systemic lupus erythematosus, juvenile systemic lupus erythematosus, juvenile dermatomyositis, anti-neutrophil cytoplasmic antibody-associated vasculitis, multiple myeloma, or any other disease, the anticipated timing or the outcome of ongoing and planned clinical trials, studies and data readouts, including the Phase 3 AURORA trial of Descartes-08 in myasthenia gravis, the planned Phase 2 pediatric basket trial of Descartes-08 in juvenile dermatomyositis, juvenile systemic lupus erythematosus, juvenile myasthenia gravis, and anti-neutrophil cytoplasmic antibody-associated vasculitis, and the ongoing Phase 2 trial of Descartes-08 in systemic lupus erythematosus, the anticipated timing or the outcome of the FDA’s review of the Company’s regulatory filings, the Company’s ability to conduct its clinical trials and preclinical studies, the timing or making of any regulatory filings, the anticipated timing or outcome of selection of developmental product candidates, the novelty of treatment paradigms that the Company is able to develop, the potential of any therapies developed by the Company to fulfill unmet medical needs, and enrollment in the Company’s clinical trials and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, the ability to predict results of studies performed on human beings based on results of studies performed on non-human subjects, the unproven approach of the Company’s technology, potential delays in enrollment of patients, undesirable side effects of the Company’s product candidates, political uncertainty, the Company’s reliance on third parties to conduct its clinical trials, the Company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the Company’s recurring losses from operations and negative cash flows, substantial fluctuation in the price of the Company’s common stock, risks related to geopolitical conflicts, pandemics, and macroeconomic impacts, and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.

Investor Contact
Megan LeDuc
Associate Director of Investor Relations
megan.leduc@cartesiantx.com

Media Contact
David Rosen
Argot Partners
david.rosen@argotpartners.com